Exhibit 10.16

SI-BONE, INC.

550 SOUTH WINCHESTER BLVD., SUITE 620

SAN JOSE, CA 95128

December 16, 2010

Mr. Scott Yerby

[Address intentionally omitted.]

Dear Scott:

SI-BONE, Inc. (the “Company”) is pleased to offer you employment effective January 17, 2011 on the following terms:

1.    Position. Your initial title will be Vice President and Chief Technology Officer, and you will initially report to Jeffrey Dunn, President and CEO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether fall-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Cash Compensation. The Company will pay you a starting salary at the rate of $180,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will be eligible for Medical and Dental Benefits on February 1, 2011. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.    Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,166,556 shares of the Company’s Common Stock, which currently represents 1.015% of fully diluted shares outstanding. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. In addition, if the Company is subject to a Change in Control (as defined below), before your service with the Company terminates, the Option will vest an additional 50% of the unvested shares at that time.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

5.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.    Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on December 21, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on January 17, 2011.

If you have any questions, please call me at 408-207-0700 x2201.

Very truly yours,

SI-BONE, Inc.

By:	/s/ Jeffrey W. Dunn
Jeffrey W. Dunn
Title:	President and CEO

I have read and accept this employment offer:

/s/ Scott Yerby
Signature of Employee

Dated: 12-16-10

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: California Labor Code Section 2870

Exhibit C: Prior Matter